STATE OF TEXAS

COUNTY OF TARRANT

     OPERATIONS AGREEMENT FOR RESIDENTIAL OPERATIONS AND PROGRAM SERVICES
            FOR THE TARRANT COUNTY COMMUNITY CORRECTIONAL FACILITY

This Operations Agreement (the "AGREEMENT") is made and entered into by and between the Community Supervision and Corrections Department of Tarrant County ("DEPARTMENT"), a political entity of the Judicial District of Tarrant County and Correctional Services Corporation ("VENDOR") as of the 1st day of September, 1998.

                                  WITNESSETH:

WHEREAS, on or about August 28, 1998, the parties hereto entered into this certain contract for the provision of services by VENDOR to DEPARTMENT; and

NOW, THEREFORE, for and in consideration of the foregoing, the mutual benefits contemplated hereby and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                      TERM AND SERVICES TO BE PROVIDED

1.1 Term. This AGREEMENT is effective on the date set forth in the initial paragraph hereof and shall continue through August 31, 1999, unless it is terminated earlier pursuant to the provisions hereof, provided, however, that DEPARTMENT shall have the option; at its sole discretion to renew and extend this AGREEMENT for two (2) successive additional twelve (12) month terms at no increase in rate for Tarrant County Community Correctional Facility Residential Operations and Program Services, upon the giving to VENDOR of written notice of such intention no later than thirty (30) days prior to the expiration of the initial term and each successive term.

1.2 Vendor Budget. Unless budget adjustments are approved by DEPARTMENT and TDCJCJAD, as applicable, VENDOR must adhere to expenditures as detailed in the VENDOR budget. (see Attachment C)

1.3 Services to be provided by VENDOR.

    A. Security and Supervision. The VENDOR will provide for the security of the Facility and the supervision of all offenders approved for assignment to the Tarrant County Community Correctional Facility by the District Courts of Tarrant County and the State of Texas. All security and supervision operations will be conducted consistent with all applicable laws and statutes, applicable DEPARTMENT Policy and Procedure, and those generally accepted correctional practices as embodied in the most applicable Standards of the American Corrections Association.

       1. Physical Security. The VENDOR will provide for the physical security of the Facility, assigned personnel, and all equipment and material physically located therein regardless of original procurement authority.

          a. The VENDOR will maintain in sound working condition and replace, as necessary, all security devices, in place and operational, at the time the agreement is signed; inclusive of closed circuit television cameras and monitors, perimeter fencing, gates, locks, sally ports, etc.

          b. The VENDOR will procure, install and maintain such additional security equipment as may be deemed necessary as the result of a security survey/assessment to meet any increased security needs and requirements.

          c. The VENDOR will ensure that all property entering or leaving the Facility is accounted for and that no property will be permitted to leave the Facility without proper authorization from its owner.

          d. The VENDOR will conduct an initial per joint inventory of all property at Facility.

          e. The VENDOR will conduct an annual per joint inventory of all property at the Facility.

          f. The VENDOR will ensure that all persons entering or attempting to gain entry into the Facility are properly identified by a Control
Center or Reception Desk, and must pass through a magnetometer.

             (1) The VENDOR will ensure that all persons granted access are permitted to enter only if they are not in possession of any contraband.

             (2) All persons entering the Facility for the purpose of visiting an assigned probationer will by logged in and out in the Visitation Log.
                (a) The VENDOR will provide and maintain the Visitation Log and present it for inspection upon request by CSCD.
                (b) The VENDOR will provide a Visitation Log that documents the name of the visitor, the probationer to be visited, the date of the visit, the time the visitation started and the time visitation ended.

             (3) All persons not employed by the VENDOR, specifically at the Facility, all person not employed by CSCD for assigned duty at the Facility, and all other visitors will be logged in on the Visitor's Log.
                 (a) The VENDOR will provide and maintain the Visitor's
Log and present it for inspection upon request by CSCD.
                 (b) The VENDOR will provide a Visitor's Log that is a bound document that displays the name of the visitor, the date of the visit, the person to be visited, the nature of the visit, the time of entry into the Facility and the time of departure from the facility.

       2. Correctional Supervision. The VENDOR will provide positive correctional custody, control, and supervision of the assigned population. The correctional custody, control, and supervision of the population will be enforced to maintain the safety, security, health, and welfare of the Facility's population; the good order and discipline of the Facility; and the safety, security and well being of the staff, Visitors, and surrounding community. All actions of VENDOR will be consistent with applicable laws and statutes, CJAD
Standards, CSCD Policies and Procedures, and generally accepted correctional practices embodied in the most applicable Standards of the American Corrections Association.

          a. The VENDOR will provide sufficient uniformed security staff to provide close and positive correctional custody and control of all assigned male and female probationers at all times.
             (1) Particular emphasis will be placed on those occasions when male and female residents are using common facilities, participating in combined programmatic activities, and in all other circumstances where males and females may be anticipated to be together.
             (2) Assigned probationers may not be escorted, transported, or individually supervised solely by one or more staff members of the opposite gender nor may a gender mix of assigned non-work release probationers be escorted, transported, or supervised solely by a male or female uniformed security staff member.

          b. The VENDOR will provide an adequate number of uniformed female security staff to provide positive and direct correctional custody, control, and supervision of assigned female probationers at all times.
             (1) The VENDOR will provide specifically designated uniformed female security staff to perform routine, random security and accountability checks of all assigned female probationers.
             (2) The VENDOR will provide uniformed female security staff to be physically present at all activities not posted on the building or programmatic schedules or changes thereto where assigned female probationers are or may be in attendance with assigned male probationers.

          c. The VENDOR will ensure that at all times that assigned male and female probationers are provided and utilize separate sleeping quarters, toilets, and shower facilities.

          d. The VENDOR will develop and implement stringently enforced procedures for positive supervision by VENDOR staff, complemented by an adequate number of uniformed female security staff, to preclude fraternization and any physical/sexual contact between assigned probationers during the use of common areas and facilities such as classrooms, barracks, dorm, training, laundry, recreational, and visitor areas.

          e. The VENDOR will ensure that access to and a means of communication between assigned probationers and their assigned Community Supervision Officer, and/or Chemical Dependency Counselor, and/or officers of the court, and/or their attorney or record, and/or judge, and/or member of the staff of CJAD will not be hindered or precluded by any action on the part of the VENDOR or the VENDOR's staff.

          f. The VENDOR will develop, implement when needed, and exercise contingency plans to respond to disturbances, natural disasters and security threats for instances that may occur on or off the Facility Campus.
             (1) The VENDOR will establish and maintain liaison with local law enforcement authorities for the coordination of support, exercise, and implementation of contingency plans.
             (2) In the event of any activation of contingency plans the VENDOR's uniform security staff and resources will be made available to CSCD and any appropriate law enforcement authorities necessary to restore order to the Facility and secure control of the assigned probationer population.
             (3) The VENDOR will develop and implement written policies and procedures and train all facility staff to the standards of those policies and procedures concerning the use of force. Inclusive in the policies and procedures and incorporated in the training will be the use of Oleoresin Capsicum (O.C.) Defense Spray and de-escalation techniques.
                (a) The VENDOR is not permitted, under any circumstances to initiate or participate in the use or application of deadly force.

       B. Support Services: The VENDOR will supply support services necessary to sustain the health, welfare, and morale of the assigned probationer population residing at the Facility.

          1. Food Service. The VENDOR will provide all probationers assigned as residents at the Facility with three (3) nutritionally balanced calorically sufficient meals per day from a dietician approved meal plan.

             a. The meals will be prepared on-site under sanitary conditions and in compliance with applicable state and local regulation and the applicable American Corrections Association Standards.

             b. Not less than 20 minutes will be allotted per meal for the consumption of the meal.

             c. All meals will be prepared without the use of pork or pork bi-products and the menus and meal plan as approved by the dietician will be absent any pork products or port bi-products.

             d. Every reasonable effort will be made to accommodate religious, health, and dietary requirements of individual residents.

             e. Substitutions for a meal or any portion of a meal will be made using only those foods approved for substitution by a registered dietician.

             f. The meal plan cycle will not be less than four weeks long.

             g. A formal system of feedback from staff dinners and resident dinners will be emplaced and utilized to monitor and correct meal inadequacies and complaints.

             h. The caloric content of the meals served will be sufficient for and consistent with the level of activity of the residents program content.

             i. The VENDOR may offer meals to all VENDOR staff at no charge. The VENDOR may also offer meals to CSCD staff and approved visitors at a cost not to exceed $1.50 per meal. All staff and visitor meals will be from the same menu as for the residents and in the same portions.

             j. The VENDOR will maintain records of all meals consumed by VENDOR's staff, by DEPARTMENT's staff and by visitors inclusive of the documentation of the payment for those meals, the number of meals prepared and served to assigned resident probationers.

          2. Clothing and Laundry Services. The VENDOR shall operate uniform and laundry services and provide for not less than, weekly clean uniform and linen exchange by the assigned resident population.

             a. Uniforms will be provided in sizes that afford the resident a program specific and identifiable uniform that reasonably meets the individual resident's height and weight characteristics.

             b. Uniforms and their clean exchange will be provided in sufficient quantities and occurrences that a resident is not required to wear clothing that is soiled or unsanitary.

             c. Linens will be issued and exchanged so that no less once every week the resident's bed is made with clean linens.

             d. Minimum acceptable quantities of uniforms, linens, and etc. are shown at EXHIBIT A.

             e. Undergarments, foundation garments and socks will be provided to each resident consistent with program requirements and conditions of sanitation. The minimum quantities of issue are shown at EXHIBIT A.

          3. Hygiene and Personal Care Supplies. The VENDOR will provide each resident with the basic hygiene and personal care item without charge or cost to the individual resident.

             a. The VENDOR will provide each resident an initial issue and necessary replenishment of the following essential hygiene and personal care supplies:
                (1) Soap, bath
                (2) Dish, Soap (container)
                (3) Deodorant
                (4) Shampoo
                (5) Comb
                (6) Toothpaste
                (7) Toothbrush
                (8) Shave Cream
                (9) Razor, Disposable Safety
               (10) Napkin, Sanitary
               (11) Bag, Disposal for Sanitary Napkin
               (12) Tampon

             b. The VENDOR will provide the following additional items to those residents that are in an indigent status:
                (1) Pencil
                (2) Tablet, writing
                (3) Stamped (first class) Envelopes (up to three per week)

             c. The VENDOR need not supply hygiene and personal care items to those residents with commissary privileges and current account balances that have purchased and possess substitute items form the commissary.

          4. Transportation. The VENDOR will provide transportation to assigned probationers utilizing passenger vans provided by CSCD. CSCD provides not less than nine (9) CSCD-owned passenger vans and one (1) utility/cargo van for facility operations and maintenance. The VENDOR will operate these vans using only qualified uniformed security staff for the purpose of transporting assigned probationers.

             a. The VENDOR will provide transportation for assigned
probationers:               (1) To the Facility to join their newly court
ordered program.
               (2) To and from major public transportation hubs.
               (3) To and from work sites, work details, places of employment in Tarrant County where public transportation is not available.
               (4) To and from approved, scheduled appointment, medical appointments, court appearances and other scheduled and approved requirements.

             b. The VENDOR will transport assigned probationers to and from aftercare and transition programmatic and scheduled reporting events conducted at the Facility.

             c. The VENDOR will provide only drivers that have a valid Texas drivers license and have successfully completed a State of Texas approved defensive driver course within the last 24 months.

                The VENDOR will provide an initial list of all qualified drivers that includes their name, drivers license number, date of birth, and social security account number. The list will be updated not less than once each quarter and as drivers are added or deleted from the list. VENDOR's staff may drive following receipt of DEPARTMENT's confirmation they have been reported to DEPARTMENT's provider of liability coverage.

            d. The VENDOR will ensure all vehicles are fueled at the Tarrant County Central Garage or other garages operated by Tarrant County as may be designated by DEPARTMENT.

            e. The VENDOR will ensure that all vehicles are presented to the Tarrant County Central Garage for scheduled maintenance and for necessary repairs.

            f. The VENDOR will maintain all vehicles in a high state of cleanliness at all times and ensure that they are polished not less than semi-annually.

            g. The VENDOR will, for each vehicle and each trip, maintain a daily trip and mileage log that will chronicle, at a minimum, the following:
               (1) The number of assigned probationers by gender and total.
               (2) The names of all assigned resident probationers that are passengers.
               (3) The starting location and vehicle mileage taken from the odometer.
               (4) All intermediate destinations and the odometer mileage at each.
               (5) The final destination and the vehicle mileage taken from the odometer.
               (6) The vehicle number and identification.
               (7) The name of the driver and the name(s) of all staff members riding that van.
               (8) Any fuel, oil or other liquids added to the vehicle by type and quantity.
               (9) Any collisions and any damage, of any kind, to the vehicle.

            5. Commissary. The VENDOR will provide a fully operational commissary either directly or through a sub-VENDOR for use of all assigned resident probationers.

               a. The VENDOR will utilize prudent and sound management and accounting practices to govern all aspects of commissary operations and finances; including, but not limited to cash controls, accountability for and safeguarding of all monies, refunds, inventory controls, proper handling and protection of food items, etc.

               b. The VENDOR will ensure that items sold to assigned resident probationers are at VENDOR's cost.

               c. The VENDOR will conduct a reconciliation of each assigned resident probationer's commissary account not less than one per month. Al1 overages and/ or shortages between the individual's commissary account and the monies in the bank will be resolved on a monthly basis so that the balances correspond and are equal.

               d. The VENDOR, from its funds, shall make up any deficit or shortage in an assigned resident probationer's commissary account.

               e. The VENDOR will contract for and cause to occur an independent financial audit of the commissary's operation of each year for the period 1 September through 31 August.
                  (1) Where the commissary operation is less than the twelve month period then an audit for the period of operation that ended on 31
August will be conducted.
                  (2) In the event this AGREEMENT is terminated early, the independent financial audit will be for the period 1 September to the termination date.
                  (3) The independent audit of the commissary's operation will be completed within sixty (60) days following the close of the period audited.

                  (4) The VENDOR will provide CSCD with a copy of each audit report including audit findings and recommendation's and the VENDOR's written response (as well as the sub-VENDOR's response, where applicable) and plan for corrective action(s) indicated. The audit will include a report on any weaknesses in Internal Control and an assessment as to the condition of the Resident Trust Accounts.

               d. The VENDOR shall require by written contract that any sub-VENDOR who provides commissary services shall, on a quarterly basis, provide to the VENDOR documentation which demonstrates compliance with all requirements of commissary operation set for the above, and shall also provide access to records and information to CSCD and/or TDCJ-CJAD in the same manner as the VENDOR would be required to do.

            6. Health Care. The VENDOR shall provide each assigned resident probationer access to health care services. Limited health care services will be provided on-site at the Facility and through the utilization of transportation assets the assigned resident probationers will be afford access to facilities within the Tarrant County Medical District and/or private health care services.

               a. The VENDOR shall provide a practicing physician licensed in the State of Texas.
                  (1) The physician will review, at least quarterly, the medical and health care policies, procedures and practices on going at the Facility.
                  (2) The physician will be available on a regularly scheduled basis to provide on-site health care services to any assigned resident probationers that are referred to him by the Facility Nurse.

               b. The VENDOR will provide sufficient licensed/registered/ certified medical staff, inclusive of at least on full-time Registered Nurse, to provide on-site health care services, as needed, to all assigned resident probationers.
                  (1) The Registered Nurse will manage the Facility health care services.
                      (a) The Registered Nurse will refer and schedule assigned resident probationers to be seen by the Facility doctor.
                      (b) A Registered Nurse will be available, on call, for advice and consultation during non-duty hours, holidays, etc. The uniformed security staff will have access via telephone.
                      (c) Scheduled appointments with private physicians, dentists and clinics will be coordinated through the Nurse's Officer.
                  (2) All other health care staff will meet the licensing and certification requirements of the State of Texas.

               c. Neither the VENDOR nor the DEPARTMENT assumes any responsibility for payment for any resident's prescription drugs, medications, off-site medical care, hospitalization or institutionalization.

               d. As used herein, "medical care" means all types of health related services, including but not limited to dental, psychological, psychiatric, optical, chiropractic, laboratory, and diagnostic, as well as the services traditionally rendered by medical doctors.

            7. Work Details. The VENDOR, subject to final approval by CSCD, shall be responsible for developing all work detail programs.

               a. The VENDOR will be responsible for coordinating and implementing the program and for security and supervision of the details.
                  (1) The VENDOR will ensure that supervisory staff conduct periodic, unannounced inspections of work details at the respective work sites to ensure that appropriate safety, security, and supervision policies and procedures are maintained and in effect.
                      (a) The frequency of such inspections will be not less than twice per month for recurring details of greater than one months duration.
                      (b) The frequency of inspections for recurring details of a duration less than one month will be no less than three inspection visits during the course of the work detail requirement.
                  (2) The VENDOR will provide transportation of assigned resident probationers to and from approved work detail sites within Tarrant County.
                  (3) The security supervision ratio of uniformed security staff to assigned resident probationers will not be less than one (1 ) uniformed security staff to not more than fifteen (15) assigned resident probationers.
                  (4) Only those assigned resident probationers that have demonstrated satisfactory performance in their assigned program may be selected for off-site work details.
                      (a) Any assigned resident probationer that has a history of or a conviction for any sex oriented crime will be excluded from participation in off-site work details.
                  (5) The VENDOR is responsible for ensuring that work detail participation by any assigned resident probationer does not pose any risks or hazards to the health and/or safety of the resident or the supervising staff and that the work detail location allows for adequate control and supervision of residents at all times.
                  (6) The VENDOR will ensure that the sponsoring agency which the work detail supports provides the necessary materials and equipment to perform the assigned tasks.

            8. Safety and Sanitation. The VENDOR will provide for the safe and sanitary operation of the Facility, ensuring that all areas of the Facility are maintained in a high state of cleanliness with particular emphasis on restrooms, food preparation areas, food serving and eating areas, living quarters, and common areas.

               a. The VENDOR will document compliance through periodic inspections arranged for by the VENDOR from independent, commercial, or governmental agencies designated to inspect and report compliance in areas of health and sanitation. The cost of any such inspections is the responsibility of the VENDOR.

            9. Facility Rules and Regulations, Policies, and Operational Guidelines. The VENDOR will develop, implement, and maintain written policies, procedures, standard operating procedures, and post orders relative to the routine daily operation and security of the Facility's physical plant and the correctional custody, supervision, and control of the assigned resident probationer population.

               a. All policies and procedures, standard operating procedures, and post orders must be in compliance with applicable state laws and statutes, TDCJ-CJAD Standards, CSCD Policy and Procedures, and ACA Standards.
               b. All policies and procedures will be reviewed annually by the VENDOR and any changes will be submitted to CSCD for review and comment.
               c. The VENDOR will provide and update copies of all policies and procedures, post orders, and standard operating procedures to CSCD.

           10. Equipment, Materials and Supplies. The VENDOR will provide the equipment, materials and supplies necessary to operate the Facility. These will be provided, as a minimum, in the quantities and types shown at EXHIBIT A

               a. In addition to the minimum requirements listed at EXHIBIT A, the VENDOR will provide additional equipment, materials and supplies, as may be subsequently required by increases in resident capacity, changes to applicable laws and statutes, TDCJ-CJAD Standards, CSCD Policy and Procedure; and/or ACA Standards. EXHIBIT A will be amended, as needed, to reflect any capacity increases or other changes required by law, procedures, or standards.
               b. All equipment, materials, and supplies provided by the VENDOR other than office equipment and supplies will be relinquished to CSCD, free and clear of any encumbrances, at the termination or expiration of this AGREEMENT.
           11. Utilities. The VENDOR will pay for the use of all utilities necessary and/or required for the Facility, Facility programs, operations or maintenance such as electricity, gas, telephone service, data transmission lines and municipal utilities including, but not limited to, water, sewer, waste removal, etc.

               a. The VENDOR will develop and subsequently implement an aggressive energy conservation policy and program within the Facility.

                  (1) The energy conservation policy and program will incorporate training of all staff and the assigned resident probationer population to encourage their active participation in conserving energy at the Facility.
                  (2) Energy conservation activities will not impede security procedures or requirements.

           12. Admission and Discharge of Assigned Resident Probationers.

               a. The VENDOR will accept for admission to the Facility probations presented by CSCD.

               b. CSCD will present for admission to the Facility only probationers who are placed in the Facility by court order.

               c. CSCD will deliver to the VENDOR each resident's data sheet and court order, upon the probationer's admission to the Facility, or as soon thereafter as practicable.

               d. The VENDOR will discharge an assigned resident probationer only upon receipt of written direction from CSCD or the courts.

                  (1) Upon discharge the VENDOR will provide the departing resident with:

                      (a) A full accounting of his/her commissary account inclusive of any balance.
                      (b) All personal property, clothing, and valuables.

           13. Facility Maintenance.

               a. The VENDOR will perform or provide for the performance of all preventative maintenance on all Facility property and equipment provided for and/or associated with the correctional custody, control, and supervision of the assigned resident probationers and the supervision and management of VENDOR staff.

               b. The VENDOR will perform or provide for the performance of all maintenance and make all repairs to the Facility, its fixture, and equipment except those repairs and non-operator maintenance to the Facility's foundation, exterior and load bearing walls, roof, and components of the Facility's heating, cooling, ventilating, subsurface plumbing components, and electrical wiring that are not caused by negligent or willful acts or other activities or assigned resident probationers or VENDOR staff, or resulting from a failure to provide positive correctional custody, control, and supervision of the assigned resident probationer population.

                c. The VENDOR will maintain, repair, and replace or provide for the maintenance, repair, or replacement of ail interior doors, locking devices, all windows, exterior lighting, and all equipment required, used for, and/or intended to provide security, surveillance, and the positive correctional control, custody, and supervision of the assigned resident probationer population.

                d. The VENDOR will maintain, repair, and replace, as necessary, all facilities, fixtures, and equipment that are provided by and the property of CSCD used exclusively by the VENDOR's staff.

    C. Personnel Recruitment and Training. The VENDOR will develop and implement personnel recruitment and training policies that conform to the rules and regulations of the Equal Employment Opportunity Commission.

       1. The VENDOR will develop and implement a non-discriminatory policy with respect to disability, race, color religion, sex, age, national or ethnic origin.

          a. The VENDOR will provide access to records required by law to be maintained of such non-discriminatory action upon request by CSCD.

          b. A notice evidencing the VENDOR's adoption and commitment to this policy shall be posted in a conspicuous location at the Facility.

       2. The VENDOR will provide copies of the applications inclusive of the applicants name, driver's license number, and social security account number of all prospective employees.

          a. CSCD shall, within ten (10) working days from receiving the application information will conduct a criminal record background investigation on all prospective VENDOR employees prior to their employment.
             (1) The VENDOR will perform a routine reference check independently on all prospective employees prior to their employment, with the results of such checks made available to CSCD.
             (2) The results of the CSCD criminal record background check will be made available to the VENDOR. If not available within ten (10) days of CSCD receiving the application information, the VENDOR may offer conditional employment to the applicant if no derogatory information is present in the results of the reference check conducted by the VENDOR.

       3. The VENDOR will not provide employment to applicants as uniformed security staff if there is a record of a conviction for any felony that is fewer that 10 years previous to the application.

          a. Applicants that have a recorded conviction of any offense related to or specifically involving the use of a weapon; the possession, use, sale, or transfer of any controlled substance; an assault or assault consummated by battery; or any sexual offense may not be favorably considered for employment.

          b. Applicants that have a recorded conviction for any felony DWI within the last 10 years may not be considered for employment.

       4. CSCD retains the right to direct VENDOR to reject any applicant for employment who is not acceptable in any manner to CSCD.
       5. The VENDOR is solely responsible and assumes all liability for the payment of its employee wages, salaries, and benefits, including medical insurance, workers' compensation insurance, and other benefits.

       6. The VENDOR is responsible for providing all training, certifications and licensure of its employees.

          a. Each employee will receive training specific to his/her job duties and receive a thorough pre-service orientation prior to being permitted to exercise the duties and responsibilities of that position independent of direct, positive supervision by a specific VENDOR supervisor.

             (1) The pre-service orientation will be a minimum of forty
(40) hours duration and will provide that training necessary to conform to the standards set by applicable laws and statutes of the State of Texas, TDCJ-CJAD, and ACA Standards, as appropriate.

          b. The VENDOR will train those employees who will be employed as uniformed security staff and whose duties will include the correctional supervision, custody, and control of assigned probationers a minimum of forty (40) hours of security training equivalent to the Texas Commission of Law Enforcement Officer Standards and Education.

          c. The VENDOR is responsible for providing adequate staffing to meet the requirements of minimum staff as set forth in EXHIBIT B. In the event that resident capacity at the facility increases due to implementation of any added program(s) at the facility, VENDOR will provide the additional staffing, and other resources necessary to ensure that adequate safety, security, supervision, and programming is provided for the additional residents. EXHIBIT B will be amended as needed to reflect any increases in staffing required as a result of increases in resident capacity due to implementation of any added program(s) at the facility.

       7. The VENDOR will establish and maintain a training file on each of its employees.

          a. The training file will chronicle as to date, time, location, duration and subject all training received by the individual employee.

          b. Each employee will verify by their signature or initials the date, time, location and conduct of all pre-service training and orientation.

       D. Operational Reports and Notifications. The VENDOR will establish and maintain operation reports and develop and implement a notification system that will provide a self documenting compliance with all applicable laws, statutes, standards and policies.

          1. The VENDOR will establish and maintain a monthly reporting system whereby CSCD will receive, not later than the fifth working day of the following month, a summary of significant activities that occurred at the Facility the preceding month. The monthly report will contain, but not be limited to the following information:

             a. A statistical compilation of reported incidents by category and subject.

             b. A statistical compilation of assigned resident probation disciplinary actions by level and category, and a compilation of formal punishments meted out for significant infractions by category or infraction.

             c. A statistical compilation of intakes and releases by name, date of birth, sex, race, program assignment, and court of jurisdiction.

             d. Facility tours, graduations, ceremonies, and VIP visits.
             e. A statistical compilation of resident grievances by general nature and category of complaint, number resolved by the VENDOR, number referred to CSCD, and the number unresolved.
             f. Community service oriented and other off-site work details by location, types of work preformed, number of assigned resident probationers and agency and/or group served.

          2. The VENDOR will establish and maintain a quarterly compliance and self-inspection report.

             a. The report is due to CSCD each fiscal quarter.

             b. The report will detail the level of compliance with applicable codes, regulation, and standards.

             c. The report will detail the actions taken to correct all noted deficiencies and items of non-compliance.

             d. The report must be received by CSCD not later than eight working days after the end of the fiscal quarter.

          3. The VENDOR will establish and maintain a system of incident reporting to chronicle and report significant incidents as they occur concerning the Facility, the staff, and the assigned resident probationers.

             a. A copy of the report will be prepared and forwarded to CSCD not later than 24 hours after the incident occurred, or the next normally scheduled workday if the incident occurred on a weekend or holiday.

             b. The incident report will contain all essential elements of information concerning the reported incident including, but not limited to the following:
                (1) The date, time and location of the incident.
                (2) The subject (person or event) of the incident.
                (3) The name and identification of the individual(s) reporting the incident.
                (4) The specifics of the incident; who, what, where, when, and how.
                (5) The name and identification of the individual initiating the report.
                (6) The name and identification of the supervisor reviewing the report.

          4. The VENDOR will establish and maintain a continuous record of operational activity for the Facility. To be referred to as the Daily Operations Report and Record.

             a. This documentation of daily activity will be recorded on a specific and number formed developed and implemented by the VENDOR.
                (1) The form will be initiated each day at one minute past midnight and will chronicle consecutively those significant activities and events occurring until midnight of the same day.
                (2) The form will be forwarded to CSCD under transmittal documentation from the VENDOR's Facility Administrator to CSCD each duty day. Non-duty day reports will be forwarded on the next occurring duty day.

             b. The Daily Operations Report and Record will contain, but not limited to the following information:
                (1) All significant events, occurrences, and incidents relating to the operation of the facility and the activities of the assigned resident probationers, such as:
                    (a) Facility counts (routine, scheduled, and special).
                    (b) Serious incidents (AWOL, absconding).
                    (c) Required incident telephonic notifications to VENDOR and CSCD supervisory staff.

                    (d) The transportation of assigned resident probationers.

                        1 The names and sex of those assigned resident probationers that are transported to and/or from the facility.
                        2 The name and identification of the driver of the vehicle and other staff riding in the vehicle.
                        3 The intermediate destinations on the trip and the final destination.
                        4 The time of departure from the facility, the time of return to the Facility.
                        5 Primary purpose of the trip.

          5. The VENDOR will establish a system of notifications to apprise CSCD and VENDOR supervisory staff of significant and/or emergency incidents that may occur.

             a. The VENDOR will immediately notify the Director of Corrections, CSCD or his designated representative, verbally in the event of any and all unusual occurrences and/or serious incidents involving the Facility, the staff, or any assigned resident probationer.

             b. This notification is a complementary system to the incident reporting system discussed above.

             c. Notifications will be made, but are not limited to the following listed subjects:
                (1) Fire, Fire alarm, report of fire.
                (2) Structural damage to the Facility.
                (3) Injury or illness of an assigned resident probationer resulting in a 911 call and/or treatment in a hospital emergency room.
                (4) Serious injury of an assigned resident probationer by another resident.
                (5) Any injury of an assigned resident probationer by any Facility staff member or volunteer.
                (6) Serious injury of an assigned resident probationer by any visitor.
                (7) The catastrophic failure of key environmental, plumbing, sanitation, security, or vital system.
                (8) The Absconding of any assigned resident probationer.
                (9) An incident requiring the use of force by Facility Staff.
               (10) The placement of any assigned resident probationer in restraints, administrative segregation, disciplinary segregation, protective custody segregation, medical watch, suicide watch, and/or seclusion.
               (11) Any incident deemed reportable by the on-duty VENDOR supervisor or any member of his/her chain of supervision.
               (12) The death of an assigned resident probationer.
               (13) The collision or other damage involving a CSCD-owned motor vehicle and, any injury associated therewith.

       E. Administrative and Operational Records. The VENDOR will develop, implement, and maintain all logs, files, reports, and records required or associated with the operation and documenting of the operation of the Facility and the VENDOR's inherent responsibilities as the Facility Operator. All records and reports utilized by the VENDOR will be identified and separated by an established format and form number system. Where a specific operational form established by CSCD is in existence the VENDOR will be required to procure and use said form as applicable and/or directed.

          1. Administrative Records. The VENDOR will maintain the following records:

             a. An individual Correctional Custody File containing, but not limited to resident personal data, personal property inventory and receipts, program property and equipment, clothing receipts, incident reports, disciplinary reports and hearing disposition, programmatic participation and progress information generated by the VENDOR, intake and discharge information, pertinent court orders and documentation, emergency notification data, current Facility domicile location, individual photograph, copies of files grievances and responses, requests for information/assistance forms and responses, current and signed information release authorizations, current approved visitor's list, and other pertinent information as may be needed for the effective management of the assigned resident probationer.

             b. An individual health/medical record which will contain information relative to the resident's health and medical condition; such as the individual's physical exam results, individual's height and weight at intake, health screen, TB screen (date and results), a copy of food handlers certificate, copies of referrals requested by the VENDOR and medical staff to outside providers and agencies, listing of scheduled medical appointments and purpose, and any VENDOR provided first aid and/or treatment authorized and performed by any member of the VENDOR's staff and/or any emergency room visits.

          2. Administrative Records. The VENDOR will maintain the following records:

             a. A central file will be initiated and maintained to chronicle disciplinary actions within the Facility, pertaining to infractions of Facility rules and regulations established by the VENDOR to maintain and operate the Facility within an environment of good order and discipline.
               (1) The file will contain, organized by month and year, a chronology of disciplinary reports and a record of their resolution either informally or as a result of disciplinary hearing.
               (2) All grievances regardless of documentation or form, submitted by any assigned resident probationer will be logged in with the name of the submitter, the general subject matter and the date received. This log will be a permanent record.
                  (a) All grievances will be answered in accordance with applicable TDCJ-CJAD policies and standards, applicable CSCD Policies and Procedures, and applicable ACA Standards.
                  (b) All final appeals will be handled by CSCD.
               (3) The VENDOR will initiate and maintain a Resident Alpha Roster which is a listing of all assigned resident probationers by assigned program, alphabetical according to last name. This record will be updated upon the intake or release of any resident.

               (4) The VENDOR will maintain commissary fund records containing the up-to-date status of each assigned resident probationer's commissary fund and the commissary operating account.
                   (a) The VENDOR will conduct a reconciliation of each individual's account not less than once per month while the resident is assigned to the Facility.
                   (b) The VENDOR will, not less than five days prior to a scheduled release, conduct a reconciliation of each departing (graduating) resident's account.
                   (c) The VENDOR will, not more than two working days subsequent to the date of an AWOL, Absconding or unscheduled release, conduct a reconciliation of the individual's account.
               (5) The VENDOR will initiate and maintain a personnel folder for each VENDOR employee to be kept in a central location and available for inspection by CSCD. This record may be organized and maintained according to the VENDOR's policy but must, at a minimum, contain at least the following:
                   (a) A copy of the employee completed application and resume (if provided).
                   (b) A job description which details the duties and responsibilities of the employee's position, the qualifications for that position to include education, training, and or/ related work experience required.
                   (c) Documentation that the VENDOR has verified the current status of all professional credentials required by the job description directly with the credentialing authority.
                   (d) A copy of the employee's latest performance appraisal.
                   (e) Copies of any disciplinary action taken against the employee.
               (6) The VENDOR will initiate and maintain individual employee training records. This record will chronicle the individual orientation and training and document compliance with applicable laws, statutes, and standards relative to the individual's training.

            3. Compliance. The VENDOR will use all reasonable effort and resources to case its operation and management of the Facility to conform with and remain in compliance with:

               a. All applicable laws, statuses of the Federal Government and the State of Texas.

               b. All applicable standards published by TDCJ-CJAD.

               c. All applicable building and safety codes, regulations, sanitation and health codes.

               d. All applicable standards of the American Correctional Association appropriate to the accreditation and subsequent operation of this type facility.

       F. Program Implementation. VENDOR will be responsible for implementing and maintaining programs and activities designed to foster discipline and a sense of responsibility in the assigned probationers. These programs and activities will include, but not be limited to, military-style discipline, regimentation, marching and drill practice, physical training, and customs and courtesies. VENDOR will be responsible for instructing and supervising assigned probationers during the periods of time that probationers are participating in these programs and activities. All programs and activities will be maintained and updated in accordance with DEPARTMENT policies, procedures, and guidelines, and will be approved by DEPARTMENT prior to implementation.


                                  ARTICLE II
                            APPOINTMENT OF VENDOR

2.1 Appointment of VENDOR. In accordance with the terms and conditions set forth herein, and in consideration of the Payments hereinafter provided, VENDOR is hereby appointed to provide to DEPARTMENT, and VENDOR hereby agrees to furnish to DEPARTMENT, the Services provided for herein.


                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

VENDOR represents and warrants to and for the benefit of DEPARTMENT, with the intent that DEPARTMENT rely thereon for the purposes hereof, the following:

3.1 Legal Status. VENDOR (i) is a validly organized and constituted sole proprietorship or partnership in the jurisdiction in which it is formed and in good standing therein; or, is a corporation duly incorporated and validly existing under the laws of the jurisdiction in which it is incorporated and in good standing therein; (ii) is duly qualified to conduct business in the State of Texas; and (iii) has legal power and authority to own or lease its properties and conduct its business as presently conducted.

3.2 Authorization. The making and performance of this Agreement have been duly authorized by all necessary action and will not violate any provision of current law or its charter or by-laws. The Agreement has been duly executed, and delivered by VENDOR and, assuming due execution and delivery by DEPARTMENT, constitutes a legal, valid, and binding agreement enforceable against VENDOR in accordance with its terms.

3.3 Taxes. VENDOR has filed all necessary federal, state, and foreign income and franchise tax returns and has paid all taxes as shown to be due thereon, including penalties and interest, or provided adequate reserves for payment thereof, except to the extent that same have become due and payable but are not yet delinquent, and except for any taxes and assessments of which the amount, applicability or validity is currently being contested in good faith by appropriate proceedings.

3.4 No Child Support Owing. In accordance with 231.006 of the Texas Family Code, no person who is the sole proprietor, a partner, a shareholder, or an owner of twenty-five percent (25%) or more of VENDOR is now more than thirty
(30) days delinquent in paying court ordered approved child support. Under
Section 231.006, Family Code, VENDOR certifies that it is not ineligible to receive the Payments and acknowledges that this Agreement may be terminated and Payments may be withheld if this certification is inaccurate.

3.5 Use of Payments. No part of the Payments made to VENDOR will be expended for any consultant fees or honorariums to any employee of DEPARTMENT or for any unallowable costs as set forth in CJAD financial guidelines. VENDOR shall expend Payments made hereunder solely for providing direct services and for reasonable and allowable expenses directly related to the provision of Services. VENDOR MAY NOT collect participant fees from any individual who receives Services hereunder.

3.6 Non-Discrimination. In the performance hereof, VENDOR warrants that it shall not discriminate against any employee, subVENDOR, or Defendant on account of race, color, handicap, religion, sex, national origin, or age. In addition, VENDOR shall not discriminate against employees, subVENDORs, or Defendants who have or are perceived to have a handicap because of AIDS or HIV infection, antibodies to HIV, or infection with any other probable causative agent of AIDS.


                                     ARTICLE IV
                                GENERAL CONDITIONS

4.1 Duties and Obligations. VENDOR shall provide the Services at the Facility(ies) in compliance with applicable federal and state law, including all constitutional, legal, and Court Ordered requirements, whether now in effect or hereafter effected or implemented, and in accordance with the Operational Plan. VENDOR shall comply with DEPARTMENT Policies and Procedures and unless otherwise required by this Agreement shall be free to establish procedures such that the Services attain the goals established by such DEPARTMENT Policies, provided that any deviations are approved in writing by DEPARTMENT prior to their implementation. The Operational Plan shall contain procedures for assumption of Services by DEPARTMENT in the event of VENDOR'S bankruptcy or inability to perform its duties hereunder.

4.2 Payments to VENDOR. Payments to VENDOR shall be subject to the provision of
Section 6.7. VENDOR shall deliver a monthly invoice within fifteen (15) days following each month of service to DEPARTMENT at 200 West Belknap Street, Fort Worth, Texas 76196. The invoice shall be accompanied by a report for the month signed by the Facility Administrator or his/her Supervisor, and listing, each resident/trainee, by name with the date that he/she arrived at the facility and the date he/she was released form the facility, by the resident/trainee's program of assignment (SATF, SIF, CRC). Additionally, VENDOR shall provide the daily count of occupied beds (DCOB) for the entire facility for each day of the month by program of assignment (SATF, SIF, CRC).

    A. Amount of Payment. As compensation for VENDOR'S performance of its duties and responsibilities in accordance with the terms and conditions of this Agreement, DEPARTMENT agrees to pay VENDOR the amount of TWENTY-ONE DOLLARS AND NINETY-FOUR CENTS ($21.94) per resident bed per day for Three hundred fifty
(350) residents.

    B. Invoice and Payment. DEPARTMENT agrees to pay VENDOR within 30 days following receipt of VENDOR'S services and correct invoice.

4.3 Visitation by State Employees. VENDOR shall at all times allow employees/agents of the Governor, members of the Legislature, and all other members of the Executive and Judicial branches of the State of Texas, the Contract Monitor, and any other persons designated by the DEPARTMENT and the Texas Board of Criminal Justice to monitor the delivery of Services.

4.4 No SubVENDORs. No subVENDOR may be utilized by VENDOR unless DEPARTMENT has furnished prior written approval thereof.

4.5 Placement of Defendants. DEPARTMENT shall have sole authority to assign and transfer Defendants to and from the Facility, and, as appropriate, may specify appropriate Services for any such Defendants during the term hereof.

4.6 Confidentiality. When applicable in accordance with federal and state guidelines, VENDOR shall maintain the confidentiality of Resident records and information, including but not limited to, compliance with federal and state regulations concerning substance abuse treatment. No personal information of any Defendant may be divulged or made known in any manner to any person except as may be necessary to provide the Services. VENDOR shall notify department in writing if any legal process requires disclosure of a Defendant's record and shall obtain written acknowledgment of same from DEPARTMENT'S Authorized Representative.

4.7 Non-Collusion. VENDOR warrants that no Person, other than a bona fide employee, has been employed to solicit or secure this Agreement with DEPARTMENT, and VENDOR has not paid or agreed to pay any Person, other than a bona fide employee, any fee, commission, percentage, or brokerage fee, gift, or any other consideration, contingent upon or resulting from the execution hereof. For breach or violation of this provision, DEPARTMENT shall have the right to terminate this Agreement without liability, or in its discretion to deduct from Payments, or otherwise recover, the full amount of such fee, commission, brokerage fee, gift, or contingency fee.

4.8 Termination at Will. Either party may terminate this Agreement for any reason whatsoever, without cause and at any time, by furnishing to the other party ninety (90) days prior written notice. DEPARTMENT'S only obligation for terminating this Agreement pursuant to this section shall be the payment to VENDOR of Payments earned hereunder up to the date of termination. VENDOR's only obligation for terminating this Agreement pursuant to this section shall be to provide Services until the date of termination. Neither VENDOR nor DEPARTMENT shall thereafter be entitled to any other bonus, damage, settlement, or compensation for expected or lost profits or otherwise.

4.9 Misspent Funds. Any expenditure of funds by VENDOR which is deemed inappropriate based on VENDOR's budget, the Financial Management Manual for TDCJ-CJAD Funding or the Contract Management Manual for TDCJ-CJAD Funding by TDCJ-CJAD Staff, CSCD Staff or any CSCD or state designee will be subject to refund by the VENDOR.

4.10 Availability of Funds. This Agreement is subject to the availability of state funds as appropriated by the State Legislature and as made available by TDCJ-CJAD.

4.11 Payment to Employees or Agents of the CSCD. VENDOR warrants that no employee or agent of DEPARTMENT has been retained to solicit or secure this Agreement and that VENDOR has not paid or agreed to pay any employee of DEPARTMENT any fee, commission, percentage, brokerage fee, gift, or any other consideration, contingent upon the making of this Agreement or as an inducement for entering into this Agreement. The unauthorized offering or receipt of such payments may result in the immediate termination of this Agreement by DEPARTMENT.

4.12 VENDOR's compliance with Standards and Guidelines. VENDOR agrees to comply with all applicable standards and guidelines, including those contained in the Contract Administration Manual, promulgated by the Texas Department of Criminal Justice-Community Justice Assistance Division.


                                   ARTICLE V
                           STATEMENT OF SERVICES

5.1 Policies and Procedures. VENDOR shall establish and maintain written policy and procedures which govern all the services which VENDOR provides under this AGREEMENT. Said Policy and Procedures shall be subject to review and approval by DEPARTMENT.

5.2 Safety Requirements. VENDOR shall maintain the physical plant of the Facility in compliance with all applicable codes.

5.3 Health and Safety. VENDOR shall ensure that adequate measures are taken to protect the health and safety of each Defendant while receiving Services.

5.4 Staff Training. VENDOR shall ensure that all staff providing direct Services receive continuing education and training as needed or required and that such education and training is documented as to compliance with state law, CJAD Standards, DEPARTMENT policy and procedures and ACA Standards.

5.5 AIDS and HIV Infection. IVENDOR) agrees that it shall adopt and implement workplace guidelines concerning persons with AIDS and HIV infection and shall also develop and implement guidelines regarding confidentiality of AIDS and HlV-related medical information for employees of said (VENDOR) and for clients, inmates, patients and residents served by (Vendor) in accordance with the provisions found in V.T.C.A., Health and Safety Code, Section 85.113.


                                   ARTICLE VI
                       ADMINISTRATION AND FISCAL SYSTEM

6.1 Administrative Controls. VENDOR shall establish, document, and maintain adequate administrative and internal controls to ensure that only allowable costs are billed hereunder in accordance with the Program Budget.

6.2 Governing Board Responsibility. The appropriate governing board or entity of VENDOR shall bear full responsibility for the integrity of the Program Budget, including accountability for all Payments, compliance with DEPARTMENT policies, and applicable federal and state laws and regulations, and the Texas Department of Criminal Justice-Community Justice Assistance Division (TDCJ-CJAD). Ignorance of any contract provisions or other requirements contained herein shall not constitute a defense or basis for waiving or appealing such provisions or requirements.

6.3 Conflict of Interest. VENDOR shall establish safeguards to prohibit members of the governing board, contractual personnel, consultants, volunteers, and employees from using their positions for a purpose that is or gives the appearance of being motivated by a desire for private gain for themselves or others, particularly those with whom they have family or business relationships.

6.4 Remuneration. Staff of VENDOR shall not pay or receive any commission, consideration, or benefit of any kind related to the referral of a Defendant for treatment or engage in fee-splitting with other professionals.

6.5 Audits. VENDOR agrees to furnish DEPARTMENT and/or TDCJ with such information as may be required relating to the Services rendered hereunder. VENDOR shall permit DEPARTMENT to audit and inspect records and reports and evaluate the performance of Services at any time. VENDOR shall provide reasonable access to all the records, books, reports, and other necessary data and information needed to accomplish review of program activities, Services and expenditures, including cooperation with DEPARTMENT in its performance of random or routine audits to determine the accuracy of VENDOR reports.

6.6 Disclosure. VENDOR is required to immediately or timely, as the case may be, disclose to DEPARTMENT and TDCJ-CJAD the following:

    A. If any Person who is an employee or director of VENDOR is required to register as a lobbyist under Texas Government Code Chapter 304, at any time during the term hereof, VENDOR shall provide to DEPARTMENT and TDCJ-CJAD timely copies of all reports filed with the Texas Ethics Commission as required by Chapter 305;

    B. If any Person who is an employee, subVENDOR, or director of VENDOR is or becomes an elected official (i.e., an elected or appointed state official or member of the judiciary, or a United States congressman or senator), during the term hereof;

    C. The receipt by VENDOR of funds other than, or in addition to, those paid by DEPARTMENT for Services hereunder, it being agreed that in such event DEPARTMENT shall be entitled to reimbursement of such portion of such funds as it is attributed to the provision of Services hereunder. As used in this subparagraph, the term "funds" means any amounts received by VENDOR on behalf of any Defendant who is receiving Services at Facility; and

    D. Report any actions or citations by Federal, State, or local governmental agencies that may affect VENDOR'S licensure status or its ability to provide Services hereunder.

6.7 Withhold Payments. The DEPARTMENT may withhold Payments for any ineligible claims including inadequate or untimely monthly invoices until such time as the ineligible, inadequate, or untimely claim is resubmitted and/or corrected by VENDOR. DEPARTMENT reserves the right to suspend Defendant placements, withhold Payments, or require the return of Payments in the case of noncompliance with DEPARTMENT Policies, including, but not limited to, recurring acts of noncompliance and expenditures for unallowable costs.

6.8 Accounting Records. The VENDOR agrees to maintain a program specific accounting or bookkeeping system in accordance with line item categorization as outlined in the Program Budget negotiated between the VENDOR and DEPARTMENT.


                                    ARTICLE Vl1
                RETENTION AND CUSTODIAL REQUIREMENTS FOR RECORDS

7.1 Retention. All records pertinent to the provisions of Services hereunder shall be retained for a period of five years with the following qualification:
If any audit, litigation or claim is started before the expiration of the five-year period, the records shall be retained until all audits, litigation, claims, or other findings involving the records have been resolved. The retention period for all records begin after DEPARTMENT has made the final Payment hereunder.

7.2 Confidentiality. When applicable, records of identity, diagnosis, prognosis, or treatment of any Defendant through this contract shall be confidential and may be disclosed only in accordance with applicable laws. No information may be released without the Defendant's written consent as documented by a signed information release form that complies with the requirements of 42 CFR, Part 2, or a proper court order that conforms with the requirements of 42 CFR, Part 2. All records shall be the property of VENDOR.


                                     ARTICLE VIII
                              DEFAULT AND TERMINATION
8.1 Default by VENDOR. Each of the following shall constitute an Event of Default on the part of VENDOR:

    A. a material failure to keep, observe, perform, meet, or comply with any covenant, agreement, term, or provision hereof, which failure continues for a period of twenty (20) days after receipt of VENDOR of written notification thereof;

    B. (1) admit in writing its inability to pay its debts; (2) make a general assignment for the benefit of creditors; (3) suffer a decree or order appointing a receiver or trustee for it or substantially all of its property and, if entered without its consent, same is not stayed or discharged within sixty (60) days of such decree or order; (4) suffer filing under any law relating to bankruptcy, insolvency, or the reorganization for relief of debtors by or against it and, if contested by it, not to be dismissed or stayed within sixty (60) days of such filing; or (5) suffer any judgment, writ of attachment or execution, or any similar process issued or levied against a substantial part of its property that is not released, stayed, bonded, or vacated within sixty
(60) days after such issuance or levy; or

    C. the discovery by DEPARTMENT that any statement or representation of warranty in this Agreement is false, misleading, or erroneous in any material respect.

8.2 Remedy of DEPARTMENT. Upon the occurrence of an Event of Default by VENDOR, DEPARTMENT shall notify VENDOR of such Event of Default, and subject to the time provisions of Section 8.1 hereof, DEPARTMENT shall have the right to pursue any remedy it may have at law or in equity, including, but not limited to, (a) reducing its claim to a judgment; (b) taking action to cure the Event of Default, in which case DEPARTMENT may offset against any Payments owed to VENDOR all reasonable costs incurred by DEPARTMENT in connection with its efforts to cure such Event of Default; and (c) termination and removal of VENDOR as provider of Services at the Facility. In the event of VENDOR'S removal due to an Event of Default, DEPARTMENT shall have no further obligations to VENDOR after such removal and in such event, VENDOR agrees to cooperate with DEPARTMENT regarding a transition to new provider of Services.

8.3 Default by DEPARTMENT. The following shall constitute an Event of Default on the part of DEPARTMENT: failure by DEPARTMENT to pay within forty-five (45) days after Payment is due any Payment required to be paid pursuant to the terms hereof, provided such failure to pay shall not constitute an Event of Default if the Comptroller of the State of Texas has withheld any payments pursuant to statutory authority.

8.4 Remedy of VENDOR. Upon an Event of Default by DEPARTMENT, VENDOR'S sole remedy shall be to terminate this Agreement. Upon such termination, VENDOR shall be entitled to receive

Payment from DEPARTMENT for all Services satisfactorily furnished hereunder up to and including the date of termination.


                                   ARTICLE IX
                        INSURANCE AND INDEMNIFICATION

9.1 Insurance. VENDOR shall provide an adequate plan of insurance that provides: (1) coverage to protect DEPARTMENT and the State against all claims, including claims based on violations of civil rights arising and from the Services performed by VENDOR; (2) coverage to protect the State from actions by a third party against VENDOR or any subVENDOR of VENDOR as a result hereof; and
(3) coverage to protect the State from actions by officers, employees, or agents of VENDOR or any subVENDOR(s). VENDOR shall maintain the following insurance coverage in full force and effect for the mutual protection and benefit of DEPARTMENT, the State, and VENDOR with the amounts and coverages as required by law, in accordance with the following:

    A. Claims that may arise out of or result from VENDOR 'S actions/operations hereunder, whether such actions/operations are by VENDOR or by a subVENDOR of VENDOR, or by anyone directly or indirectly employed by or acting on behalf of VENDOR or a subVENDOR where liability may arise for:

       1. Claims under workers compensation disability benefit, and other similar employee benefit actions;

       2. Claims for damages because of bodily injury, occupational sickness or disease, or death of any VENDOR employees;

       3. Claims for damages because of' bodily injury, sickness or disease, or death of any Person other than VENDOR'S employees;

       4. Claims for damages insured by usual personal liability coverage that are sustained by (a) any Person as a result of an act directly or indirectly related to the employment of such Person by VENDOR, or by (b) any other Person;

       5. Claims for damages because of injury to or destruction of tangible property, including loss of use resulting therefrom;

       6. Claims for damages based on violations of civil rights;

       7. Claims for damages arising from fire and lightning and other casualties.

       8. Claims for damages and/or injuries resulting from the use of motor vehicles.

    B. The insurance required by this section shall be written for not less than any limits of liability specified by DEPARTMENT or required by law, whichever is greater, and shall include contractual liability insurance as applicable to VENDOR's obligations hereunder.

    C. Certifications/policies of insurance shall be filed with DEPARTMENT prior to execution hereof. These certificates/policies shall contain a provision that coverage afforded under the policies shall not be canceled until at least thirty (30) days prior written notice has been given to DEPARTMENT.

    D. Compliance with the foregoing insurance requirements shall not relieve VENDOR from any liability under the indemnity provisions.

9.2 Indemnification. VENDOR shall indemnify and save the DEPARTMENT, the Board of Criminal Justice, the Texas Department of Criminal Justice, the State of Texas, and its officers, agents, and employees (hereinafter, collectively referred to as the "State") harmless from and against any and all claims arising from the conduct, management, or performance hereof, including, without limitation, any and all claims arising from any condition herein or arising from any breach or default on the part of VENDOR in the performance of any covenant or agreement on its part to be performed, or arising from any act of negligence of VENDOR or licensees, or arising from any accident, injury, or damage whatsoever caused to any person, firm, or corporation and from and against all costs, reasonable attorney's fees, expenses, and liabilities incurred in or about any such claim, action, or proceeding brought against the State by reason of any such claim. In any such action brought against the State, VENDOR, upon notice from the State, shall defend against such action or proceeding by counsel satisfactory to the State, unless such action or proceeding is defended against by counsel for any carrier of liability insurance provided for herein. The aforementioned indemnification shall not be affected by a claim that negligence of DEPARTMENT, the State, or their respective agents, VENDORS's, employees, or licensees contributed in part to the loss or damage indemnified against.
NOTE MODIFICATION: "Indemnification shall not apply to occurrences of sole negligence of the Indemnitee."


                                    ARTICLE X
                              INDEPENDENT VENDOR

VENDOR is associated with DEPARTMENT only for the purposes and to the extent set forth herein, and with respect to the performance of Services hereunder, VENDOR is and shall be an independent VENDOR and shall have the sole right to supervise, manage, operate, control, and direct the performance of the details incident to its duties hereunder. Nothing contained herein shall be deemed or construed to create a partnership or joint venture, to create the relationships of an employer-employee or principal-agent, or to otherwise create any liability for DEPARTMENT whatsoever with respect to the indebtedness, liabilities, and obligations of VENDOR or any other party. VENDOR shall be solely responsible for (and DEPARTMENT shall have no obligation with respect to) payment of all Federal Income, F.l.C.A., and other taxes owed or claimed to be owed by VENDOR arising out of VENDOR's association with DEPARTMENT pursuant hereto, and VENDOR shall indemnify and hold DEPARTMENT harmless from and against any and all liability from all losses, damages, claims, costs, penalties, liabilities, and expenses howsoever arising or incurred because of, incident to, or otherwise with respect to any such taxes.


                                    ARTICLE XI
                            INCREASED RESIDENT CAPACITY

DEPARTMENT will pay VENDOR a rate not to exceed $21.94 per bed per day for the implementation of any added program(s) at the facility. Any additional program(s) shall not add more than twenty (20) same gender beds. The actual per bed per day rate paid to VENDOR by DEPARTMENT will be negotiated by the parties to this AGREEMENT.

                                    ARTICLE X11
                             MISCELLANEOUS PROVISIONS

12.1 Required Compliance. VENDOR agrees to comply with all applicable standards and guidelines, including those contained in the Contract Administration Manual, promulgated by the Community Justice Assistance Division of the Texas Department of Criminal Justice.

12.2 Inconsistencies. Where there exists any inconsistency between this Agreement and other provisions of collateral contractual agreements that are made a part hereof by reference or otherwise, the provisions of this Agreement shall control.

12.3 Severability. Each paragraph and provision hereof is severable from the entire Agreement and if any provision is declared invalid, the remaining provisions shall nevertheless remain in effect.

12.4 Prohibition Against Assignment. There shall be no assignment or transfer of this Agreement without the prior written consent of both parties.

12.5 Law of Texas. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and shall be enforced in Tarrant County, Texas.

12.6 Notices. All notices called for or contemplated hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or forty-eight (48) hours after mailed to each party by registered or certified mail, return receipt requested, postage prepaid.

12.7 Entire. This Agreement incorporates all the agreements, covenants, and understandings between the parties hereto concerning the subject matter hereof, and all such covenants, agreements, and understandings have been merged into this written Agreement. No other prior agreement or understandings, verbal or otherwise, of the parties or their agents shall be valid or enforceable unless attached hereto and/or embodies herein.

12.8 Amendment. No changes to this Agreement shall be made except upon written agreement of both parties.

12.9 Confidentiality. Any confidential information provided to or developed by VENDOR in the performance of this Agreement shall be kept confidential, unless otherwise provided by law, and shall not be made available to any individual or organization by VENDOR or DEPARTMENT without prior approval of the other party.

12.1 0 Headings. The headings used herein are for convenience of reference only and shall not constitute a part hereof or effect the construction or interpretation hereof.

12.11 Waiver. The failure on the part of any party to exercise or to delay in exercising, and no course of dealing with respect to any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies provided herein are cumulative and not exclusive of any remedies provided by law or in equity, except as expressly set forth herein.

12.12 Counterparts. This Agreement may be executed in any number of counterparts by the parties hereto, each of which when so executed by both parties shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

12.13 Terminology and Definitions. All personal pronouns used herein, whether used in the masculine, feminine, or neutral, shall include all other genders; the singular shall include the plural and the plural shall include the singular.

12.14 VENDOR'S understanding of AGREEMENT. VENDOR acknowledges that it has an understanding of the clauses included in this AGREEMENT.


IN WITNESS WHEREOF, the parties hereto have caused this AGREEMENT including the Exhibits attached hereto and incorporated herein by reference to be executed as of the date first above written.

DEPARTMENT:                         VENDOR:

COMMUNITY SUPERVISION AND           CORRECTIONAL SERVICES CORPORATION
CORRECTIONS DEPARTMENT              1819 MAIN STREET, SUITE 1000
OF TARRANT COUNTY                   SARASOTA, FLORIDA 34236
200 WEST BELKNAP STREET
FORT WORTH, TEXAS 76196-0255


BY:  /s/ Donald R. Smith             BY:  /s/ James F. Slattery
Name:  Donald R. Smith               Name:  James F. Slattery

TITLE:  Director                     TITLE:  President and CEO

DATE:  8/28/98                       DATE:  9/10/98